Exhibit 1

December 31, 2009

Mr. Uri Nissani
11 Ha’Tavor St.
Rishon LeZion
Israel

Dear Mr. Nissani,

Re: Option to Purchase Shares

The undersigned (each a “Seller”, and jointly, the “Sellers”), each being a holder of (or, with respect to the Inherited Shares (as defined below), having a right to own) such amount of shares of common stock, par value $0.0001 per share (each, a Share), of Defense Industries International Inc. (the “Company”) as set forth opposite his or her name in the column titled “Option Shares” in Exhibit A hereto, hereby grant you an option to purchase all (and in no event less than all, other than as set forth in the second sentence of Section 2) of the Shares owned by the Sellers together with any other right they have or may have in the Company and any affiliate thereof (collectively, the “Option Shares”), on the terms and subject to the conditions set forth in this letter (the “Option”).

     1.     Term of Option. The Option may be exercised by you, in whole but not in part, at any time until June 30, 2011 (the “Exercise Period”) in the manner provided in Section 2 below. In the event that prior to the end of the Exercise Period you will be able to demonstrate that that a minimum of $3.5 million is deposited with the Trustee (as defined herein) then the Exercise Period shall be automatically extended by an additional 12 month period, until June 30, 2012. Notwithstanding the foregoing, Sellers may, in their sole and absolute discretion, at any time, shorten the Exercise Period by providing you with written notice to this effect (the “Acceleration Notice”). If Sellers provide you with such Acceleration Notice, the Exercise Period will terminate on the 180th day following delivery of such Acceleration Notice to you. Notwithstanding any of the above, the Exercise Period shall not expire so long as the Inherited Shares (as defined below) shall not have been registered in the name of Mrs. Meira Fostbinder.

     2.     Exercise of the Option. The Option is not transferable and may only be exercised by you providing us, during the Exercise Period, with a written notice of exercise in the form attached hereto as Exhibit B (the “Exercise Notice”). In addition and notwithstanding the above, in the event that the Exercise Period is extended until June 30, 2012, Sellers shall have the right, subject to the applicable law, to require you to partially exercise the Option against the amounts deposited with the Trustee.

     3.     Exercise Price. The aggregate consideration to be paid by you for all the Option Shares is US$7,000,000, in cash, before Taxes (as defined below) and Expenses (as defined below) (i.e. on gross basis) (the “Consideration”).

             Any amounts paid to Sellers, directly or indirectly (including, without limitation, to any of their family members), by the Company or any affiliate thereof, during the Exercise Period including any extension thereof, shall be deemed as a payment on account of the Consideration, unless otherwise agreed in writing between you and Mrs. Meira Fosbinder (or anyone on her behalf) (the “Deducted Amounts”). Every 180 days from the date hereof, the parties shall agree in writing as to which amounts shall be excluded from the Deducted Amounts.

             “Taxes” shall mean the aggregate amount of applicable taxes payable by any of the Sellers in connection with the sale of the Option Shares to you, including, without limitation, income tax and capital gains tax.

             “Expenses” shall mean the aggregate expenses payable by Sellers in connection with the sale of the Option Shares to you, including, without limitation, any finder’s or broker’s fees, any fees or expenses associated with the transfer of the Option Shares, legal fees, accounting fees, payments to advisors, etc.

     4.     Trustee

             (a)     As soon as practicable each Seller shall deposit in trust with Tadmor & Co. Trust Company Ltd. and BGA Middle East Trust Company Ltd. (collectively, the “Trustee”) (i) with respect to the Option Shares registered in the name of each Seller (other than the Inherited Shares, as defined below), a deed of transfer with respect to the transfer to you of such Option Shares owned by such Seller, as set forth opposite such Seller’s name in the column titled “Option Shares” in Exhibit A (the “Deeds of Transfer”); and (ii) with respect to the Option Shares listed opposite the row titled “Meira Fostbinder (inherited from Yoseph Fostbinder)” in Exhibit A (the “Inherited Shares”), an irrevocable power of attorney in the form attached hereto as Schedule 4(a) (the “Power of Attorney”); provided, however, that as soon as the Inherited Shares are registered in the name of Mrs. Meira Fostbinder, she shall execute a Deed of Transfer with respect to such shares and deposit it in trust with the Trustee, and the Trustee shall return the Power of attorney to Mrs. Meira Fostbinder.

            (b)     The Trustee is hereby irrevocably instructed to hold in trust the Deeds of Transfer and the Power of Attorney until either (i) the expiration of the Exercise Period, including any extension thereof, without any exercise of the Option, in which case Trustee shall return the Deeds of Transfer and the Power of Attorney to the Sellers and simultaneously return all funds accumulated on account of the Consideration to their owner, or (ii) the Closing, in which case, and subject to the Sellers being relieved by you of all the Guarantees (as defined below) and being paid the portion of the Consideration not held by the Trustee and after deducting any Deducted Amounts, the Trustee shall provide you with the Deeds of Transfer and the Power of Attorney (if applicable) and provide the Sellers the portion in the Consideration held by the Trustee (divided among Sellers pro rata to the number of Option Shares of each Seller).

            (c)     During the Exercise Period you may deposit, or cause to be deposited, with the Trustee, amounts on account of the Consideration. Such amounts shall be held in trust and be invested as you shall instruct the Trustee in writing. Any amount earned or interest accrued on the amount deposited with the Trustee shall be on account of the Consideration. Sellers shall have the right to receive reports from the Trustee of the sum held in trust.

            (d)     The parties shall execute an Escrow Agreement with the Trustee in customary form, which shall incorporate the provisions of this Section 4.

     5.     Closing.

            (a)     Within 30 days from the date the Exercise Notice is provided to Sellers, the parties and the Trustee shall meet at the offices of Tadmor & Co., Attorney at Law, at 5 Azrieli Center, Square Tower, 34th floor, Tel Aviv 67021, in order to close the Option transaction (the “Closing”).

             (b)    At the Closing, the following shall occur and shall be deemed to take place simultaneously, so that no transaction shall be deemed to have been completed nor any document delivered until all such transactions relevant to the Closing have been completed and all required documents delivered:

                    i.     each Seller (or the Trustee) shall transfer to you a duly executed Deed of Transfer with respect to the Option Shares owned by such Seller as set forth opposite such Seller’s name in the column titles “Option Shares” in Exhibit A, and+ Mrs. Meira Fostbinder (or the Trustee) shall transfer to you the Power of Attorney, if applicable. Each Seller shall provide you with a statement that the representations and warranties in Section 6 herein are true and correct.

                    ii.     you shall pay each Seller the cash amount set forth opposite such Seller’s name in the column titled “Consideration” in Exhibit A less (a) any amounts already deposited with the Trustee on account of the Consideration (divided among Sellers pro rata to the number of Option Shares of each Seller) and (b) any Deducted Amounts (divided among Sellers pro rata to the number of Option Shares of each Seller). Trustee shall provide each Seller with his/her pro rata share of the Consideration held by Trustee in accordance with the number of Option Shares of each Seller. Payment of such amounts shall be executed by wire transfer of immediately available funds to bank accounts to be provided by the Sellers at least 48 hours prior to Closing. In addition, by or at the Closing, you shall dismiss the Sellers from any and all guarantees they may have towards third parties with respect to the Company (the “Guarantees”).

                    iii.     Mrs. Meira Fostbinder and Mr. Gil Fostbinder shall submit their resignation from the Board of Directors of the Company.

     6.     Sellers’ Representations. Each Seller hereby represents, warrants and undertakes to you, with respect to all of the Option Shares, as follows:

            (a)     Such Seller has, and during of the Exercise Period including any extension thereof will continue to have, a good and valid right, title and interest in and to the Option Shares and at the Closing, such Seller shall transfer, and you shall acquire, good and marketable title to all right, title and interest in and to the Option Shares, free and clear of any liens, security interests, pledges, claims liabilities, rights and restrictions of any nature whatsoever. Notwithstanding the above, the Inherited Shares are registered in the name of the late Yoseph Fostbinder and Mrs. Fostbinder shall take all necessary measure in her power to register such Inherited Shares in her name, being the sole heir of the late Mr. Yoseph Fostbinder; provided, however, that if such registration is not completed by the Closing, you shall be entitled to use the Power of Attorney to effect registration of the Inherited Shares in your name.

            (b)     Such Seller does not own and does not have any right to purchase any securities of the Company other than the Option Shares.

            (c)     The execution and delivery by each Seller of this letter and his or her grant of the Option and the performance by him or her of their obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate any provision of law applicable to it, or (b) require the consent, waiver, approval, license or authorization of or any filing (other than filings pursuant to applicable securities laws) by it with any third party or governmental entity, or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to terminate or cancel any contract, order or judgment to which it is subject or by which it is bound.

            (d)     Mrs. Meira Fostbinder and Mr. Gil Fostbinder shall not resign from the Board of Directors of the Company prior to the Closing.

     7.     Nissani’s Representations. By exercising the Option, you shall be making the following representations and warranties:

            (a)     Your exercise of the Option and purchase of the Option Shares and the performance by you of your obligations hereunder and the consummation by you of the transactions contemplated hereby at such time as the Option is exercised will not (a) violate any provision of law applicable to you, or (b) require the consent, waiver, approval, license or authorization of or any filing (other than filings pursuant to applicable securities laws) by it with any third party or governmental entity, or (c) violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to terminate or cancel any contract, order or judgment to which it is subject or by which you are bound.

            (b)     Your exercise of the Option and purchase of the Option Shares shall not be in reliance on any representations and warranties given by any Seller (other than the representations and warranties specifically contained in Section 6 hereof) including any representation with respect to the affairs, businesses and financial condition of the Company or its assets. You are entering into this transaction and your purchase of the Option Shares upon exercise of the Option, is and shall be on an “As Is” basis and not in reliance on any representations and warranties given by Sellers, or any of their respective affiliates, relatives, officers, employees, agents or representatives (other than the representations and warranties contained in Section 6 above) including with respect to the affairs, businesses and financial condition of the Company or its assets or liabilities. You hereby irrevocably waive and release any of the Sellers from any liability (based on tort, contract, equity or otherwise) relating to or in connection with Company, other than liability that is based on any misrepresentation.

     8.     Costs. Each party is responsible for its own Expenses and Taxes in connection with the transactions contemplated hereunder.

     9.     Confidentiality. Except for public disclosures required by law and regulation, the parties and any other person acting on their behalf shall keep the provisions of this letter in confidence. The parties shall not issue any public statement or press release concerning this letter without all parties’ prior approval of the substance and form of any such statement or release. Such approval shall not to be unreasonably withheld or delayed.

     10.    Governing Law. This letter agreement, the Option and the transactions contemplated herein, and all disputes and claims arising out of or in connection with them (including any disagreement with respect to the validity of this letter agreement), shall be governed by, and construed in accordance with, the laws of the State of Israel (without giving effect to the choice of law provisions thereof that require the application of any other laws) and the courts of Tel-Aviv shall have exclusive jurisdiction in connection with any such dispute.

     11.    Notices. Any notice or other communication to be given by one party to another under, or in connection with, this letter or the transaction contemplated hereunder shall be in writing and signed by or on behalf of the party giving such notice. Notices shall be sent to the Sellers c/o Gil Fostbinder at: 36 HaZionut St., Ashkelon, Israel, email: gexport@gmail.com, with a copy to Yoel Neeman, at: yoel@tadmor.com; and to you at the address first mentioned above, email: chamki@bezeqint.net, with a copy to: Amit Cohen: acohen@bgalaw.co.il.

Sincerely,

Meira Fostbinder	Sharon Fostbinder	Avital Gerson

Exhibit A

	Option	Fully
Seller	Shares	Diluted	Consideration (US$)
Meira Fostbinder
(inherited from Yoseph Fostbinder)	19,440,212	68.5648%	6,996,403
Meira Fostbinder	9,788	0.0345%
Sharon Fostbinder	5,000	0.0176%	1,798.5
Avital Gerson	5,000	0.0176%	1,798.5
Total	19,460,000	100%	7,000,000

Schedule 2 – Exercise Notice

[DATE]

Mrs. Meira Fostbinder
Mr. Sharon Fostbinder
Mrs. Avital Gerson

Dear Sir and Madams,

Re: Exercise Notice

          I hereby present you with this Exercise Notice (as this term is defined in your letter dated __________; the “Option Letter”) for the purchase of 19,460,000 shares of Defense Industries International Inc.

          By presenting you with this notice I undertake to fully fulfill and abide by any undertaking, obligation or commitment by which I am bound under the Option Letter. I further represent and warrant that any representations and warranties contained in Section 7 of the Option Letter are true and correct, and shall be true and correct at the date of Closing (as this term is defined in the Option Letter).

Sincerely,

Uri Nissani

Schedule 4(a) – Power of Attorney

Date: _________

The undersigned, Mrs. Meira Fostbinder, Israeli ID no. 03915527, hereby irrevocably empowers any of Adv. Yoel Neeman, Adv. Yaniv Aronowich (or any other attorney at Tadmor & Co.), Adv. Amit Cohen, Adv. Avi Gera and Adv. Gad Enoshi (or any other attorney at Balter, Guth, Aloni & Co.) (each, an “Attorney”), to take any action required to effect a transfer to Mr. Uri Nissani, Israeli ID no. 52013224 any and all shares of commons stock of Defense Industries International Inc. that are or were registered in the name of the Late Mr. Yoseph Fostbinder (the “Inherited Shares”).

Each Attorney may:

(i)
represent me and appear in my name and on my behalf before any official, government officer or competent authority, government office, ministry, or any municipality, of any country or local council or any other administrative officers in any country, or before any other authority of any country in all matters affecting or connected with the transfer and registration of the Inherited Shares, as aforementioned, and to sign and execute all manner of certificates, documents and contracts before such authorities or offices and to perform all actions and matters which may be required by those authorities, or offices;

(ii)	to assign this Power of Attorney to other attorneys with further right of assignment and to sign powers of attorney to third parties including irrevocable powers of attorney.

The undersigned represents and warrants that she is the sole heiress of the Late Mr. Yoseph Fostbinder, and has the full right to have the Inherited Shares registered in her name, according to the order of probate granted by the Ashkelon Rabbinical Court on October 27, 2009.

Whereas this Power of Attorney is given in favor of a third party whose rights depend on this Power of Attorney, this Power of Attorney shall be irrevocable and I shall not be entitled to revoke or change it, and it shall remain in force after my death and be binding upon my heirs, custodians and the executors of my estate.

I hereby release each Attorney from any liability

Meira Fostbinder

I hereby attest to the fact that Mrs. Meira Fostbinder signed this power of attorney before me, after identifying herself by means of Israeli ID no. 03915527.

By:

Schedule 5(b)iii – Letters of Resignation

[DATE]

Defense Industries International Inc.

Dear Sir / Madam,

Re: Resignation from the Board of Directors

          I, the undersigned, being a duly nominated member of the Board of Directors of Defense Industries International Inc. (the “Company”), hereby resign, effective as of the date hereof, from my position as a director of the Company.

Sincerely,

[NAME OF RESIGNING DIRECTOR]